
                          BENTLEY COMMUNICATIONS CORP.

                        COMPUTATION OF LOSSES PER COMMON
                          AND COMMON EQUIVALENT SHARES

                   FOR THE YEARS ENDED JUNE 30, 2000 AND 1999



                                                                  2000              1999
                                                                  ----              ----
Shares outstanding at beginning of period (adjusted for 1
for 20 stock split in 1998)                                      2,350,623            172,500

Weighted average of common shares issued
during the period                                                6,304,554          1,899,925

Weighted average of common shares
outstanding during the period                                    8,655,178          2,072,425

Stock options and warrants outstanding-not
included as they have no dilutive effect                                 0                  0

Shares used in computing earnings per
common share                                                     8,655,178          2,072,425

Loss per common share ($142,532/2,072,425)
Loss Per common share ($3,371,221/8,655,178)                      $ (0.39)           $ (0.07)
                                                                  ========           ========




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